Exhibit 99.1
TITANIUM ASSET MANAGEMENT CORP
Monthly AUM Releases
Titanium Asset Management Corp — ‘Titanium’ (AIM: TAM) announces that it will in the future provide monthly totals for its managed and fee paying assets. These will be published on its website www.ti-am.com approximately 10 business days after the end of each month. They will be unaudited.
Titanium will continue to release on a quarterly basis a detailed analysis of its managed and fee paying assets including business won and lost, inflow and outflows and market effects.
At end July 2009 Titanium’s managed and fee paying assets totalled US$8,755mn, an increase of US$280mn (+3.3%) on the month and US$2,756mn (+45.9%) over the previous twelve months.
For further information please contact:

Nigel Wightman
Chairman and CEO	+44 (0) 20 7822 1881 or + 44 (0) 7789 277849
nwightman@titanium.com

Penrose Financial
Gay Collins / Elisha Vincent	+ 44 (0) 20 7786 4882 / 4833
titanium@penrose.co.uk

Seymour Pierce Ltd	+44 20 7107 8000
Jonathan Wright

TITANIUM AUM TABLE
US$mn

	Managed	Distributed	Total
2007
October	3,331	—	3,331
November	3,187	—	3,187
December	3,070	—	3,071
2008
January	2,883	—	2,883
February	2,773	—	2,773
March	5,563	888	6,451
April	4,955	905	5,860
May	5,112	969	6,081
June	5,131	972	6,103
July	5,054	945	5,999
August	5,062	933	5,955
September	4,838	866	5,704
October	4,684	817	4,684
November	4,609	794	4,609
December	7,573	806	8,379
2009
January	7,472	808	8,280
February	7,474	827	8,301
March	7,513	827	8,340
April	7,548	832	8,380
May	7,678	854	8,532
June	7,615	860	8,475
July	7,880	875	8,755
Notes:
1.	These figures are unaudited and subject to revision.

2.	Distributed assets refer to those assets managed by Attalus Capital LLC under a distribution agreement.

2